EXHIBIT 99.1

Grove, Inc. Announces Unaudited Fiscal Year 2021 Results of Operations

Offers Revenue Guidance for 2022 of $48-55 Million

•	$24.1 million in revenue for fiscal year 2021
•	$2.0 million in net income for fiscal year 2021
•	Year-end June 30, 2022 revenue guidance of $48-$55 Million

HENDERSON, NV / September 16, 2021 / Grove, Inc. (NASDAQ:GRVI) ("Grove" or the "Company"), a global innovator in hemp, health, and wellness, today announced unaudited financial results for its fiscal year ended June 30, 2021 were in line with preliminary results issued on June 28, 2021.

Allan Marshall, Chief Executive Officer of Grove, stated, “We are excited that our final numbers will come above our preliminary expectations for revenues and at the top-end of net income estimates released on June 28th 2021. Based on strong growth and revenue acceleration to end 2021, we estimate revenues for the fiscal year ended June 30, 2022 will be between $48 million and $55 million.

Andrew Norstrud, Chief Financial Officer of Grove, stated, “The ongoing audit of the VitaMedica Corporation acquisition and the due diligence on the acquisition of Interactive Offers pushed completion of our anticipated form 10-K filing from Sept 15, 2021 to September 28, 2021.”

Grove also announced it will release the Form 10-K on or before September 28, 2021.

About Grove, Inc.

Grove, Inc. is in the business of developing, producing, marketing and selling raw materials, white label products and end consumer products containing the industrial hemp plant extract, Cannabidiol (“CBD”). The Company sells to numerous consumer markets including the botanical, beauty care, pet care and functional food sectors. It seeks to take advantage of an emerging worldwide trend to re-energize the production of industrial hemp and to foster its many uses for consumers.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the Company's business strategy, product development and industry trends. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact

Andrew Norstrud

Email: investorinfo@cbd.io

Phone: (702) 332-5591

Investor Relations Contact

TraDigital IR

John McNamara

Email: john@tradigitalir.com

Phone: (917) 658-2602